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                                                                     EXHIBIT 5.1

                [WALLER LANSDEN DORTCH & DAVIS, PLLC LETTERHEAD]

                                  March 4, 2004

Symbion, Inc.
40 Burton Hills Boulevard, Suite 500
Nashville, TN  37215

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We are acting as counsel to Symbion, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement") of up to 3,606,259 shares of the Company's common stock, $.01 par value per share (the "Shares"), that may be issued under the Symbion Stock Incentive Plan, Symbion Non-Employee Directors Stock Option Plan, Symbion Employee Stock Purchase Plan, Ambulatory Resource Centres, Inc. Nonqualified Initial Stock Option Plan and Amended and Restated Ambulatory Resource Centres, Inc. 1997 Stock Option Plan (collectively, the "Plans").

         In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ WALLER LANSDEN DORTCH & DAVIS, PLLC